UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
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Lions Gate Entertainment Corp.

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March 23, 2010

Dear Fellow Employees and Owners:

As you know, on March 19, 2010, Carl Icahn and certain members of the Icahn Group amended their unsolicited partial tender offer to a full tender offer for up to all of the outstanding common shares of the Company at the same, unchanged price of $6.00 per share.

This morning, we announced that the Board of Directors, after careful consideration and a thorough review with its advisors and upon the unanimous recommendation of the Special Committee, determined that the Icahn Group’s revised unsolicited tender offer was still financially inadequate.  Accordingly, the Board has recommended that Lionsgate shareholders, which includes many of you, our employees, not tender their shares into the Icahn Group's offer.

I want to reassure you that the management team intends to continue to lead this Company forward and to conduct business as usual.  We believe that this proposal stands in stark contrast to our patient, disciplined strategy of building a strong and diversified Company.  We believe that our track record of successful growth is evidence that we continue to move in the right direction. When I think about how far we have come over the past 10 years together, many highlights come to mind:

•         Together, we have created the largest independent motion picture business with a significant presence in the action, horror, African-American and prestige segments of the market;

•         This motion picture business has tremendous momentum coming off two Academy Awards® for our box office hit Precious and an Academy Award® for Best Documentary Feature for The Cove, distributed by our affiliated company Roadside Attractions;

•         We expect our upcoming slate to be our strongest yet, with films such as Kick Ass, starring Nick Cage, The Expendables, starring Sylvester Stallone, Bruce Willis, Jason Statham and Jet Li, Killers, teaming Katherine Heigl and Ashton Kutcher, Tyler Perry's Why Did I Get Married Too, and The Next Three Days, starring Russell Crowe. This slate typifies our diversified portfolio approach focusing on large niches where we have a track record of proven success;

•         We have achieved profitability on approximately 70% of our film releases over the past ten years -- one of the highest success rates in the industry;

•         Our television business has grown from annual revenues of $8 million in 1999 to approximately $350 million this year.  We have been focused on financial discipline in developing new television product.  Our hit shows Mad Men, Weeds and Nurse Jackie are leading shows in the television business and have achieved critical acclaim, a devoted fan base and economic success.  Our Debmar-Mercury television syndication and distribution business continues to flourish with such hits as Tyler Perry’s House of Payne, Tyler Perry’s Meet The Browns and The Wendy Williams Show;

•         Our new channels continue to gain momentum, and we expect these channels to grow to significant equity value in the future.  TV Guide Network has made significant strides on both the content and distribution fronts, and it has already added new programming such as Curb Your Enthusiasm, Ugly Betty and a series of popular specials that have driven ratings to new highs. We already have five carriage agreements in place for our multiplatform network Epix, including four in the past two months;

•         And together, we have built a premier, 12,000-title library that has generated an average of $267 million in annual revenue the past three years.

Without your dedication and continued focus none of this would have been possible.  We look to you to help us build on this momentum going forward.

We are committed to keeping you informed throughout this process. If you have additional questions, please feel free to reach out to Wayne Levin, General Counsel and EVP, Corporate Operations at (310) 255-3853 or via email at wlevin@lionsgate.com, or Adrian Kuzycz, SVP, Business & Legal Affairs at (310) 255-4948 or via email at akuzycz@lionsgate.com.

As this situation is likely to create media interest, it is important that the Company continue to speak with one voice.  If you receive any inquiries from the media or other questions from outside Lionsgate, please forward them to Peter Wilkes, SVP, Investor Relations & Executive Communications at (310) 255-3726 or via email at pwilkes@lionsgate.com.

The Board’s recommendation was made public in an amended document with the Securities and Exchange Commission known as a Solicitation/Recommendation Statement on Schedule 14D-9, which was filed this morning.  A copy of the press release that we issued today, along with the amended Schedule 14D-9, is attached.

If you have tendered your shares, you are able to withdraw them.  For assistance in withdrawing your shares, you can contact your broker or Lionsgate’s information agent, MacKenzie Partners, at the address, phone number or email address below:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Telephone:  (800) 322-2885 (Toll-Free)

(212) 929-5500 (Collect)

Email:  Lionsgate@mackenziepartners.com

As always, we thank you for your commitment to Lionsgate.

Sincerely,
/s/ Jon Feltheimer

Jon Feltheimer
Co-Chairman and Chief Executive Officer

Additional Information

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities.  Lionsgate has filed an amended Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (the “SEC”) and a notice of change to directors’ circular with Canadian securities regulators.  Any Solicitation/Recommendation Statement and directors’ circular or amendment thereto filed by Lionsgate that is required to be mailed to shareholders will be mailed to shareholders of Lionsgate.  In addition, Lionsgate will file a proxy statement with the SEC and Canadian securities regulators in connection with the special meeting of shareholders.  Any definitive proxy statement will be mailed to shareholders of Lionsgate.  SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, AS THEY WILL CONTAIN CERTAIN IMPORTANT INFORMATION.  Shareholders will be able to obtain the Solicitation/Recommendation Statement, the directors’ circular, any amendments or supplements thereto, the proxy statement, when available, and other documents filed by Lionsgate with the SEC and Canadian securities regulators related to the Icahn Group’s unsolicited tender offer for no charge in the “Investors” section of Lionsgate’s website at www.lionsgate.com or at the SEC’s website at www.sec.gov or at www.sedar.com.  Copies will also be available at no charge by writing to Lionsgate at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404.

Certain Information Regarding Participants

Lionsgate and certain of its directors and executive officers may be deemed to be participants under the rules of the SEC.  Shareholders may obtain information regarding the names, affiliations and interests of Lionsgate’s directors and executive officers in Lionsgate’s Annual Report on Form 10-K filed with the SEC on June 1, 2009, as updated in Exhibit 99.1 to Lionsgate’s Current Report on Form 8-K filed with the SEC on October 13, 2009, and its proxy statement for the 2009 Annual Meeting filed with the SEC on August 17, 2009.  To the extent that holders of Lionsgate securities have changed since the amounts printed in the proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.  These documents (when available) can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements.  Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by the Icahn Group, actions taken by shareholders in respect of the offer, the possible effect of the offer on Lionsgate’s business (including, without limitation, on Lionsgate’s credit facilities and notes), the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films, budget overruns, limitations imposed by Lionsgate’s credit facilities, unpredictability of the commercial success of Lionsgate’s motion pictures and television programming, the cost of defending Lionsgate’s intellectual property, difficulties in integrating acquired businesses, technological changes and other trends affecting the entertainment industry, and the risk factors found under the heading “Risk Factors” in Lionsgate’s 2009 Annual Report on Form 10-K filed with the SEC on June 1, 2009, as updated in Exhibit 99.1 to Lionsgate’s Current Report on Form 8-K filed with the SEC on October 13, 2009, and Lionsgate’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2009 filed with the SEC on February 9, 2010.  As a result, these statements speak only as of the date they were made and Lionsgate undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless such updates or revisions are required by applicable law.  Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements.